Our File No. 24122-1 / D/jaz/333243.1

June 7, 2002

BOARD OF DIRECTORS
Sun Power Corporation
112c Longview Drive
Los Alamos, New Mexico 87544

Dear Sirs:

Re: Registration Statement on Form S-8

We are counsel to Sun Power Corporation (the "Corporation"), a Nevada Corporation, and have assisted in the preparation of the Registration Statement of the Corporation on Form S-8 (the "Registration Statement") covering an aggregate of 5,000,000 common shares (the "Shares") in the capital of the Corporation granted or issuable pursuant to the Corporation's 2002 Stock Option Plan (the "Plan").

We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Corporation with respect to the matters herein. We have also examined such statutes and public and corporate records of the Corporation, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that each Share to be issued by the Corporation and sold pursuant to the Registration Statement will be, when issued pursuant to the terms of the Plan, validly issued, fully paid and non-assessable.

We are qualified to practice law only in the Province of British Columbia and the State of California, and we express no opinion herein as to laws other than the laws of the Province of British Columbia and the federal laws of the United States and Canada applicable therein as of the date hereof. We confirm that we are qualified to opine on US federal securities laws. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur to be brought to our attention that did not exist on the date hereof and of which we had no knowledge.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,

CLARK, WILSON
/s/ Clark, Wilson